Exhibit 10.37

*** Certain portions of this exhibit have been ommitted pursuant to a request for confidential treatment separately filed with the Securities and Exchange Commission.

PREPAYMENT AGREEMENT

        This PREPAYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 18th day of January, 2003, and effective as of the Effective Date (as defined below), by and between i-STAT Corporation, a Delaware corporation (“Manufacturer”) and Fuso Pharmaceutical Industries, Ltd., a Japanese corporation (“Distributor”).

R E C I T A L S:

A.     Manufacturer and Distributor have entered into that certain Distribution Agreement of even date herewith (the “Distribution Agreement”) with respect to the distribution of Products (defined below) by Distributor, for the consideration and on the terms and conditions set forth therein.

B.     Manufacturer is engaged in the business of manufacturing and selling, among other things, those certain Analyzers, Cartridges and Ancillary Products (as defined in the Distribution Agreement) (collectively, the “Products”).

C.     In consideration of future purchases of Cartridges by Distributor from Manufacturer *** under the Distribution Agreement, Distributor agreed to prepay to Manufacturer the sum of Eleven Million Dollars ($11,000,000) on or before October 1, 2003 (the “Prepayment Amount”).

D.     Distributor and Manufacturer now desire to agree to the terms upon which Manufacturer shall be required to refund the Prepayment Amount or part thereof, all as more particularly provided in this Agreement.

        NOW, THEREFORE, the parties hereto do hereby agree as follows:

1.     Definitions.

1.1 “Asset Disposition” by Manufacturer means the sale, lease or exchange of all or substantially all of the assets of Manufacturer to any person or entity other than Excluded Persons (as defined in Section 1.3 hereof).

1.2 “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

1.3 “Change of Control” of Manufacturer means the occurrence of the following: any person (within the meaning of the Securities Exchange Act of 1934, as amended) is or becomes the Beneficial Owner, directly or indirectly, of securities of Manufacturer (not including in the securities beneficially owned by such person any securities acquired directly from Manufacturer or its affiliates other than in connection with the acquisition by Manufacturer or its affiliates of a business) representing fifty percent (50%) or more of the combined voting power of Manufacturer’s then outstanding securities. Notwithstanding the foregoing and solely for purposes of this Agreement, it shall not constitute a Change of Control for any person or entity who, as of the date of this Agreement owns securities of Manufacturer representing twenty percent (20%) or more of the combined voting power of Manufacturer’s then outstanding securities (“Excluded Persons”), to increase its combined voting power to fifty percent (50%) or more of the combined voting power of Manufacturer’s then outstanding securities.

2. Prepayment Amount.

2.1 Change of Control/Asset Disposition. In the event of (i) a Change of Control of or Asset Disposition by Manufacturer or acquisition of Manufacturer by an Excluded Person and (ii) a material uncured breach by Manufacturer or its successor of any material provision of the Distribution Agreement of which Manufacturer or its successor has been provided written notice and opportunity to cure in accordance with the procedures set forth in Section 10.3 of the Distribution Agreement, where both (i) and (ii) occur on or before December 31, 2003, Manufacturer shall refund to Distributor, within thirty (30) calendar days of receipt of Distributor’s written request, the Prepayment Amount with no interest payable thereon. Any such written request for a refund by Distributor must be made within fourteen (14) calendar days of the occurrence of both (i) and (ii) herein. Manufacturer shall give Distributor written notice of the occurrence and contents of a Change of Control or Asset Disposition promptly following the occurrence thereof.

2.2 Termination of Distribution Right. In the event that Distributor’s right to distribute the Products shall terminate at any time prior to December 31, 2008 (any such date of termination, the “Termination Date”), Manufacturer shall refund to Distributor within sixty (60) calendar days of the Termination Date any portion of the Prepayment Amount remaining under the Distribution Agreement as of the Termination Date as calculated pursuant to Section 4.2 of the Distribution Agreement (subject to adjustment of Prepayment Amount pursuant to the applicable provisions of the Distribution Agreement).

2.3 Acknowledgment. Distributor acknowledges and agrees that the Prepayment Amount is a prepayment of amounts that would ordinarily have been paid to Manufacturer in the future for the purchase of Cartridges does not constitute, and is in no way to be characterized as, a loan or other similar type of agreement. Upon its payment, Manufacturer shall have the unrestricted right to use the Prepayment Amount as working capital, notwithstanding that it has not yet been earned by Manufacturer and may later be subject to a refund to Distributor.

3.     Representations and Warranties of Manufacturer. Manufacturer hereby represents and warranties to Distributor that, as of the Effective Date:

3.1 Manufacturer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

3.2 Manufacturer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken.

3.3 This Agreement has been duly executed and delivered by Manufacturer and constitutes the legal, valid and binding obligation of Manufacturer, enforceable against Manufacturer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

4.     Representations and Warranties of Distributor. Distributor hereby represents and warranties to Manufacturer that, as of the Effective Date:

4.1 Distributor is a corporation duly incorporated, validly existing and in good standing under the laws of Japan.

4.2 Distributor has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken.

4.3 This Agreement has been duly executed and delivered by Distributor and constitutes the legal, valid and binding obligation of Distributor, enforceable against Distributor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

5.     Miscellaneous.

5.1 Relationship of Parties. Manufacturer and Distributor each hereby acknowledges that it is an independent entity and is not subject to the control of the other party hereto in any manner except as specifically provided in this Agreement or the Distribution Agreement. Nothing herein shall be construed to make the parties hereto partners or joint venturers, or to render either party liable for any of the debts or obligations of the other party hereto.

5.2 Notices. Any and all notices and communications hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, at the time of receipt if by confirmed facsimile or (excluding notices of breach or termination) electronic mail for which delivery failure message has not been received, or five (5) days after mailing when deposited with a reputable international courier service, addressed to the parties at the following addresses or to such other addresses as either of the parties hereto may from time to time in writing designate to the other party hereto:

If to Manufacturer:
i-STAT Corporation
104 Windsor Center Drive
East Windsor, NJ 08520
Attn: President and Chief Executive Officer
Fax: 1-609-443-9310
E-mail: moffittw@i-stat.com

If to Distributor:
Fuso Pharmaceutical Industries, Ltd.
3-11, Morinomiya 2-chome
Joto-ku, Osaka, 536-8523, Japan
Attn: President and Representative Director
Fax: 81-6-6969-2341
E-mail: tomxoda@mb.infoweb.ne.jp

5.3 Time. Time is of the essence of this Agreement with respect to each and every material provision of this Agreement in which time is a material factor.

5.4 Waiver. No delay or failure by either party to exercise any right, power or remedy with regard to any breach or default by the other party under this Agreement shall impair any such right, power or remedy and shall not be construed to be a waiver of any breach or default of the same or any other provision of this Agreement. Any waiver, permit, consent or approval of any kind or character on the part of any party of or to any breach or default by the other party shall be effective only if in writing and shall not be construed to be a waiver, permit, consent or approval of or to any succeeding breach or default or a waiver of any provision of this Agreement.

5.5 Assignment. This Agreement is personal to Distributor and may not be assigned in whole or in part by Distributor (including by operation of law) without the prior written consent of Manufacturer, which may be withheld in Manufacturer’s sole discretion.

5.6 Successors. The covenants, agreements, terms and conditions contained in this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

5.7 Applicable Law. The existence, validity, construction and operational effect of this Agreement, and the rights and obligations hereunder of each of the parties hereto, shall be determined in accordance with the laws of the State of New York and the United States of America, provided that any provision of this Agreement which may be prohibited by or otherwise held invalid under such law shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective any or all of the remaining provisions of this Agreement. Both parties hereby confirm their intention to exclude application of the United Nations Convention on the International Sale of Goods if such Convention would otherwise be applicable to any transaction contemplated by this Agreement.

5.8 Dollar Denomination. Unless otherwise specified all amounts stated in this Agreement are payable in United States Dollars.

5.9 Controversy. In the event of any controversy, claim or disputes between the parties arising out of or relating to this Agreement, such controversy, claim or dispute shall be settled by mutual consultation between the parties in good faith as promptly as possible, but failing an amicable settlement shall be finally settled by arbitration. If based upon a claim by Distributor against Manufacturer, the arbitration shall be held in New York City and shall be conducted in accordance with the rules of arbitration of the American Arbitration Association (“AAA”) by two arbitrators appointed, one by Distributor and one by Manufacturer. If the arbitrators appointed cannot agree, they shall thereupon appoint a third arbitrator, or upon their failure to agree upon such third arbitrator, such third arbitrator shall be appointed by the AAA. Any decision by the arbitrators shall be binding upon the parties hereto and may be entered as a final judgment in any court, state or federal, having jurisdiction. If based upon a claim by Manufacturer against Distributor, arbitration in English with similarly selected three arbitrators shall be held in Tokyo, Japan under the Commercial Arbitration Rules of the Japan Commercial Arbitration Association. Any award in such arbitration shall be in writing and shall set forth the reasons therefor. The costs of any filing, administrative, and arbitrator fees in connection with arbitration proceedings shall be shared equally between the parties.

5.10 Entire Agreement. This Agreement, together with the Distribution Agreement, sets forth the entire agreement between the parties hereto, and shall upon the Effective Date, fully supersede any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof, including without limitation the Prior Agreement (as defined in the Distribution Agreement) and the Letter of Intent between the parties dated October 26, 2002, and no change in, modification of or addition, amendment or supplement to this Agreement shall be valid unless set forth in writing and signed and dated by both of the parties hereto subsequent to the execution of this Agreement.

5.11 Effectiveness of Agreement. The parties acknowledge and agree that the effectiveness of this Agreement and the Distribution Agreement and the consummation of the transactions contemplated hereby and thereby shall be subject to, and conditioned upon, the approval thereof by each party’s board of directors. The date that each of the parties have received such approval and notified the other party in writing of such receipt shall be referred to herein as the “Effective Date.” In no event shall such date be later than 12:00 Noon, United States Eastern Standard Time, January 24, 2003 and, if both parties have not received such approval on or before such date, then this Agreement shall be null and void and have no force or effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

"Manufacturer"	"Distributor"
i-STAT Corporation	Fuso Pharmaceutical Industries, Ltd.
/s/ WILLIAM P. MOFFITT	/s/ MIKIA TODA

By: William P. Moffitt	By: Mikio Toda
Its: President and Chief Executive Officer	Its: President and Representative Director